Exhibit 24

POWER OF ATTORNEY

The undersigned reporting person of Alector, Inc., (the “Company”) hereby constitutes and appoints Arnon Rosenthal, Marc Grasso, Cameron Hagen and Jordan Hochstrasser, and each of them, the undersigned’s true and lawful attorney-in-fact to:

1. complete and execute Form 144, Notice of Proposed Sale of Securities, and any other required form, and all amendments to such forms, as such attorney-in-fact shall in his or her discretion determine to be required or advisable pursuant to the Securities Exchange Act of 1933 and the rules and regulations thereunder, or any successor laws and regulations, as a consequence of the undersigned’s disposition of securities of the Company; and

2. do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorneys-in-fact shall deem appropriate.

The undersigned hereby ratifies and confirms all that said attorneys‑in-fact and agents shall do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Rule 144 of the Securities Exchange Act of 1933 (as amended).

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Form 144 with respect to the undersigned’s disposition of securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company and the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of May, 2023.

Signature: /s/ Sara Kenkare-Mitra

Print Name: Sara Kenkare-Mitra